                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
                  CALCULATION OF PRIMARY NET INCOME PER SHARE
                  -------------------------------------------
                          OF COMMON STOCK - UNAUDITED
                          ---------------------------
                      (in thousands except for share data)
                      ------------------------------------

                                                     THREE MONTHS ENDED     NINE MONTHS ENDED
                                                    --------------------   --------------------
                                                      MAY 1,     MAY 2,     MAY 1,      MAY 2,
                                                      1994       1993       1994        1993
                                                    --------   --------    -------   ---------
  Income (loss) before cumulative effect of
    accounting changes                              $(2,687)   $(22,201)   $ 5,048   $ (30,716)

  Cumulative effect of accounting
    changes, net of taxes                                 -           -          -    (223,950)
                                                    -------    --------    -------   ---------

  Net income (loss) applicable to primary
    earnings per common share                       $(2,687)   $(22,201)   $ 5,048   $(254,666)
                                                    =======    ========    =======   =========

  Common stock and common stock
    equivalents:
      Average shares of common stock
        outstanding during the period                18,015      17,898     18,012      17,888

      Net effect of common stock equivalents
        (principally stock options and rights)           48           -         29           1
                                                    -------    --------    -------   ---------

  Total common stock and common stock
    equivalents                                      18,063      17,898     18,041      17,889
                                                    =======    ========    =======   =========

  Net income (loss) per average share of
    common stock:
      Before accounting changes                     $ (0.15)   $  (1.24)   $  0.28   $   (1.72)
      Effect of accounting changes                        -           -          -      (12.52)
                                                    -------    --------    -------   ---------

  Primary net income (loss) per common
    share                                           $ (0.15)   $  (1.24)   $  0.28   $  (14.24)
                                                    =======    ========    =======   =========

                                                                  EXHIBIT 11.1